UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No.   4  )*
                                              -----

                                Mobile Mini, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    60740F105
                                 --------------
                                 (CUSIP Number)


                                December 31, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

-------------------                                           ------------------
CUSIP No. 60740F105                    13G                    Page 2 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Columbia Wanger Asset Management, L.P. 04-3519872
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             850,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               850,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        850,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        5.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        IA
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 60740F105                    13G                    Page 3 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             850,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               850,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        850,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        5.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 60740F105                    13G                    Page 4 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Columbia Acorn Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Massachusetts
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             825,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               825,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        825,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        5.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        IV
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

               Mobile Mini, Inc.
            --------------------------------------------------------------------

Item 1(b)   Address of Issuer's Principal Executive Offices:

               7420 S. Kyrene Road, Suite 101
               Tempe, Arizona 85283
            --------------------------------------------------------------------

Item 2(a)   Name of Person Filing:

               Columbia Wanger Asset Management, L.P. ("WAM")
               WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP") Columbia Acorn Trust ("Acorn")
            --------------------------------------------------------------------

Item 2(b)   Address of Principal Business Office:

               WAM, WAM GP and Acorn are located at:

               227 West Monroe Street, Suite 3000
               Chicago, Illinois 60606
            --------------------------------------------------------------------

Item 2(c)   Citizenship:

               WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.
            --------------------------------------------------------------------

Item 2(d)   Title of Class of Securities:

               Common Stock
            --------------------------------------------------------------------

Item 2(e)   CUSIP Number:

               60740F105
            --------------------------------------------------------------------

Item 3      Type of Person:

               (d) Acorn is an Investment Company under section 8 of the Investment Company Act.
               -----------------------------------------------------------------

               (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.
               -----------------------------------------------------------------

                               Page 5 of 10 Pages

Item 4      Ownership (at December 31, 2004):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    850,000
               -----------------------------------------------------------------

               (b)  Percent of class:

                    5.8% (based on 14,601,991 shares outstanding as of October 29, 2004)
               -----------------------------------------------------------------

               (c)  Number of shares as to which such person has:

                       (i)   sole power to vote or to direct the vote: none

                      (ii)   shared power to vote or to direct the vote: 850,000

                     (iii) sole power to dispose or to direct the disposition of: none

                      (iv) shared power to dispose or to direct disposition of: 850,000
               -----------------------------------------------------------------

Item 5      Ownership of Five Percent or Less of a Class:

               Not Applicable
            --------------------------------------------------------------------

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.
            --------------------------------------------------------------------

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable
            --------------------------------------------------------------------

Item 8      Identification and Classification of Members of the Group:

               Not Applicable
            --------------------------------------------------------------------

Item 9      Notice of Dissolution of Group:

               Not Applicable
            --------------------------------------------------------------------

                               Page 6 of 10 Pages

Item 10     Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2005


            The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                     WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and
                                             Secretary


            The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                     COLUMBIA ACORN TRUST


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 8 of 10 Pages

                                  EXHIBIT INDEX

Exhibit 1 Joint Filing Agreement dated as of February 14, 2005 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                               Page 9 of 10 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

      The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                    Dated: February 14, 2005


                                     WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and
                                             Secretary


                                     COLUMBIA ACORN TRUST


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 10 of 10 Pages